Exhibit 3.3

AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ARMADA ACQUISITION CORP. I

Pursuant to Section 242 of the

Delaware General Corporation Law

ARMADA ACQUISITION CORP. I (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.

The name of the Corporation is Armada Acquisition Corp. I. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on November 5, 2020 (the “Original Certificate”) and was subsequently amended and restated on February 4, 2021. A Second Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on August 12, 2021 (the “Amended and Restated Certificate of Incorporation”).

2.	This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

3.

This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of the capital stock of the Corporation entitled to vote generally at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

4.	The text of Section F of Article SIXTH is hereby amended and restated to read in full as follows:

In the event that the Corporation does not consummate a Business Combination upon the date which is the later of (i) September 17, 2023 (or February 17, 2024, if applicable under the provisions of this Article Sixth) and (ii) such later date as may be approved by the Corporation’s stockholders in accordance with the Company’s Second Amended and Restated certificate of incorporation (in any case, such date being referred to as the “Termination Date”), the Corporation shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the IPO Shares for cash for a redemption price per share equal to the amount then held in the Trust Account, less any interest for any income, excise or other taxes payable, divided by the total number of IPO Shares then outstanding (which redemption will completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to approval of the Corporation’s then stockholders and subject to the requirements of the DGCL, including the adoption of a resolution by the Board pursuant to Section 275(a) of the DGCL finding the dissolution of the Corporation advisable and the provision of such notices as are required by said Section 275(a) of the DGCL, dissolve and liquidate, subject (in the case of clauses (ii) and (iii) above) to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

Notwithstanding the foregoing or any other provisions of the Articles of this Second Amended and Restated Certificate of Incorporation, in the event that the Corporation has not consummated an initial Business Combination by September 17, 2023 the Corporation may, without another stockholder vote, elect to extend the date to consummate the Business Combination on a monthly basis for up to five times by an additional one month each time after September 17, 2023, by resolution of the Board, if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date, until February 17, 2024, provided that the Sponsor (or one or more of its affiliates, members or third-party designees) (the “Lender”) will deposit into the Trust Account for each such monthly extension, the lesser of (i) $105,265.56 or (ii) $0.03 for each then-outstanding IPO Share, for an aggregate deposit of the lesser of (x) $526,327.80 or (y) $0.15 for each then-outstanding IPO Share (if all five additional monthly extensions are exercised), in exchange for a non-interest bearing, unsecured promissory note issued by the Corporation to the Lender. If the Corporation completes a Business Combination, it will, at the option of the Lender, repay the amounts loaned under the promissory note or convert a portion or all of the amounts loaned under such promissory note into shares of Common Stock, which shares will be identical to the shares of the Corporation issued in a private placement that occurred simultaneously with the consummation of the IPO. If the Corporation does not complete a Business Combination by the deadline to consummate the Business Combination, such promissory note will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven.

IN WITNESS WHEREOF, Armada Acquisition Corp. I has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this 2nd day of August, 2023.

ARMADA ACQUISITION CORP. I

By:	/s/ Stephen P. Herbert
Name:	Stephen P. Herbert
Title:	Chairman and Chief Executive Officer